SECURITIES AND EXCHANGE COMMISSION

	Washington, D. C. 20549




	FORM 8-K

	CURRENT REPORT

	Pursuant to Section 13 or 15 (d) of
	the Securities Exchange Act of 1934

	Date of Report (Date of earliest event reported)  December 17, 1997

	HORMEL FOODS CORPORATION
	(Exact name of registrant as specified in its charter)

	DELAWARE
	(State or other jurisdiction of incorporation)



         1-2402         	            41-0319970
(Commission File Number)	(IRS Employer Identification Number)



1 Hormel Place,   Austin, Minnesota                 55912
(Address of principal executive offices)	(Zip Code)



Registrant's telephone number, including area code: (507) 437-5737


`
Pages: This report contains three (3) pages numbered sequentially from this cover page.















Item 5.  OTHER MATERIALLY IMPORTANT EVENTS

December 17, 1997


The Company announced the sale of its Davenport, Iowa gelatin/specialized proteins plant to Goodman Fielder Limited of Sydney, Australia for $71,400,000. The sale is scheduled to close in January 1998. The full text of the announcement follows:


FOR RELEASE UPON RECEIPT:
HORMEL FOODS CORPORATION

	"AUSTIN, MINN. (December 17, 1997) -- Hormel Foods Corporation today announced the sale of its 147,000 square foot Davenport (Iowa) gelatin/specialized proteins plant to Goodman Fielder Limited of Sydney, Australia. The $71.4 million (U.S. dollars) agreement is expected to be finalized in January.
	The Davenport plant, opened in 1979, manufactures bulk gelatin sold worldwide to confectionery, bakery, dairy and pharmaceutical companies. It also produces specialty proteins used in skin and hair care products by the cosmetic and personal care industry. The 125 production and administrative employees in Davenport are included in the sale agreement to Goodman
Fielder who intend to operate the business as part of their Leiner Davis Group subsidiary.
	"In total, our Specialty Products Division has consistently been a good one for the company," said Joel W. Johnson, chairman of the board, president and chief executive officer. "However, strategically the bulk gelatin and specialty protein business doesn't fit our future growth plans which are to concentrate on the company's new and established consumer-branded meat and food products."
	Johnson added that the sale of the Davenport plant represents a portion of business conducted by the Specialty Products Division. "We will continue to grow our long established private label business which includes sugar-based and sugar-free gelatin desserts, instant and cooked puddings and drink mixes." The Specialty Products Division will also continue to market its premium line of all-natural meat stocks and broths under the Great Beginnings and Building Blocks brands.
	David Hearn, managing director and chief executive officer of Goodman Fielder Limited, noted the acquisition enables his company to expand its global ingredients division. "This acquisition is an important first step in our long-term growth strategy of targeted expansion in the global ingredients market designed to generate sustainably higher returns for shareholders," he said.
	Goodman Fielder is a $2.5 billion (U.S. dollars) company with 15,000 employees in more than 15 countries. Its lines of business include milling and baking, cereals and snacks, edible oils and foodservice, poultry and ingredients. Hormel Foods Corporation, headquartered in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded processed meat and food products which are sold to retail grocers and foodservice and industrial customers."










SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.




	HORMEL FOODS CORPORATION
	(Registrant)




	By
	D. J. HODAPP
	Executive Vice President
	and Chief Financial Officer




	By
	M. J. McCOY
	Vice President and Treasurer



Dated:   December 17, 1997








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